Exhibit 99.1

FOR IMMEDIATE RELEASE

DST SYSTEMS CHIEF EXECUTIVE OFFICER THOMAS MCDONNELL TO RETIRE;
BOARD OF DIRECTORS APPOINTS STEPHEN HOOLEY CHIEF EXECUTIVE OFFICER

Kansas City, Mo., September 12, 2012 – DST Systems, Inc. (NYSE: DST) today announced that Thomas A. McDonnell is retiring from the company on December 31, 2012.  The DST Board of Directors has unanimously appointed Stephen C. Hooley, currently President, Chief Operating Officer and a director of DST, to succeed Mr. McDonnell as Chief Executive Officer and President, effective immediately.  Mr. McDonnell will serve as non-executive Chairman through his planned retirement.

Mr. McDonnell said, “For more than 40 years, I have had the privilege of serving and leading DST.  Today DST is a leading global provider of information processing and software services and products with 13,000 employees around the world.  I am extremely proud of everything we have accomplished, including the company’s significant growth and leadership in innovation.”

Robert Jackson, Lead Independent Director of the DST Board of Directors, said, “On behalf of the Board of Directors and the entire DST organization, I want to thank Tom for his countless contributions to the company and the Kansas City community over the past 40 plus years. Tom has been instrumental to the success of DST and in all facets of our business.  His decision to retire was made with much thought and consideration, and we appreciate and respect his decision.  We thank Tom for his innumerable contributions to DST, and wish him all the best in retirement.  We appreciate that Tom will remain with DST through the end of the year, and look forward to continuing to benefit from his wisdom and energy.”

Mr. McDonnell continued, “I have worked closely with the Board to plan for the right management succession at DST, and I am confident that Steve Hooley is the best person to lead DST through its next phase of growth and development.  Steve has the experience, talent and energy to drive DST to new successes, and I look forward to continuing to work closely with him at the Board level to ensure a smooth transition.”

Mr. Jackson added, “Steve has served with distinction in all his roles since joining DST in 2009.  Steve has deep industry experience, extensive knowledge of each of DST’s businesses, and well-established relationships with our customers, employees and partners.  The DST Board unanimously believes he is the right person to succeed Tom as CEO and we look forward to working closely with Steve in his new role.”

Mr. Hooley stated, “I am honored to have been chosen to succeed Tom as CEO and lead DST at this time of great opportunity.  I am excited to continue working closely with DST’s dedicated employees and valued customers around the globe to build upon our past successes in order to create new opportunities.  DST is a unique company with significant prospects for growth, and together with the Board and management team, I am confident we will achieve our objectives.”

About Stephen C. Hooley
Mr. Hooley has served as DST’s President and Chief Operating Officer since 2009, responsible for overseeing Shareowner Accounting and Retirement Solutions, Automated Work Distributor products, DST Brokerage Solutions, DST Insurance Solutions, information systems, product sales and marketing, data centers and human resources. From 2004 through mid-2009, he served as President and Chief Executive Officer of Boston Financial Data Services, DST’s 50/50 joint venture with State Street Corporation.  Mr. Hooley is currently a member of the Board and a non-executive officer of Boston Financial.  Since May 2007, he has served as Chief Executive Officer of International Financial Data Services Limited Partnership, another 50/50 joint venture with State Street.  Mr. Hooley also serves in other roles in joint ventures between DST and State Street.  Mr. Hooley was appointed to the DST Board in August 2012.

About DST Systems, Inc.
DST Systems, Inc. provides sophisticated information processing solutions and services to support the global asset management, insurance, retirement, brokerage, and healthcare industries. In addition to technology products and services, DST also provides integrated print and electronic statement and billing solutions through DST Output. DST's world-class data centers provide technology infrastructure support for financial services and healthcare companies around the globe. Headquartered in Kansas City, MO., DST is a publicly traded company on the New York Stock Exchange.

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The information and comments in this press release may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST’s views as of today, and actual actions or results could differ. There could be a number of factors, risks, uncertainties or contingencies that could affect future  actions or results, including but not limited to those set forth in DST’s periodic reports (Forms 10-K or 10-Q) filed  from time to time with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this press release to reflect future events. Brand, service or product names or marks in this press release are trademarks or service marks, registered or otherwise, of DST Systems, Inc., DST subsidiaries or affiliates, or third parties.

Contacts

DST:
Kenneth V. Hager, Vice President and Chief Financial Officer
(816) 435-8603

Media:
Matthew Sherman / Nicholas Lamplough
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

Investors:
Art Crozier / Jennifer Shotwell / Larry Miller
Innisfree M&A Incorporated
(212) 750-5833